UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    December 1, 2004

Mercury Interactive Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-22350	77-0224776
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

379 North Whisman Road, Mountain View, California 94043

(Address of Principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code)

(650) 603-5200

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 241.14a-12)

☐	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The disclosure set forth in Item 5.02 below relating to appointment of a principal officer is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective December 1, 2004, the Board of Directors of Mercury Interactive Corporation (the “Company”) elected Anthony Zingale as President and Chief Operating Officer of the Company.

Mr. Anthony Zingale, age 49, has been one of the Company’s directors since July 2002. From March 1998 to March 2000, Mr. Zingale served as president and chief executive officer of Clarify, Inc., a supplier of front-office software and service solutions, and from March 2000 to March 2001, he served as president of the eBusiness Solutions Group of Nortel Networks, Inc., a telecommunications equipment company, following its acquisition of Clarify in March 2000. Mr. Zingale retired in April 2001. From January 1996 to December 1997, Mr. Zingale was senior vice president of worldwide marketing at Cadence Design Systems, Inc., an electronic design automation company, and he served in various other management roles at Cadence from 1989 to January 1996. He currently serves on the Board of Directors of Interwoven, Inc., a provider of enterprise content management solutions, Biz360 Inc., a privately held enterprise software company and Blazent, Inc., a privately held business-intelligence software company.

On December 1, 2004, the Company entered into an Employment Agreement with Anthony Zingale whereby Mr. Zingale will serve as the Company’s President and Chief Operating Officer. Under the terms of the Employment Agreement, Mr. Zingale will (i) receive an initial annual base salary of $500,000 and be eligible to receive a target bonus equal to 100% of his annual base salary, (ii) receive an initial stock option grant for 400,000 shares of the Company’s common stock, and (iii) as part of the Company’s annual refresh grants to other executives during 2005, be eligible to receive an option to purchase 50,000 shares of the Company’s common stock. Each of these options will have an exercise price equal to the fair market value of the common stock on the date of grant and a ten-year term, will vest at 1/48 per month over four years and will remain exercisable for a period of 7 months after termination of Mr. Zingale’s employment for any reason. Mr. Zingale will also participate in other employee benefit programs and receive any perquisites available to other executives of the Company.

If Mr. Zingale’s employment is terminated by the Company without “cause” or by Mr. Zingale for “good reason” (as those terms are defined in the Employment Agreement), Mr. Zingale will (i) receive a severance payment equal to one year (or two years, if he has been employed for more than four years at the time of termination) of base salary and target bonus in effect as of the date of termination, (ii) continued coverage under the Company’s health, life, dental and other insurance programs for the one- or two-year severance pay period, and (iii) have accelerated vesting of his outstanding options that would have vested, absent the end of employment, during the 12-month period following termination.

In addition, effective December 1, 2004, Mr. Zingale entered into a Change of Control Agreement with the Company that provides upon the involuntary termination (including resigning for good reason) or termination of Mr. Zingale’s employment as a result of disability or death within 18 months following a change of control of the Company, Mr. Zingale will be entitled to (i) severance pay equal to 12 months (or 24 months if he has been employed for more than four years at the time of termination) of his base compensation as of the date his employment ceases (ii) continued coverage under the Company’s health, life, dental and other insurance programs for the for the 12-month or 24-month severance pay period, and (iii) accelerated vesting of all stock options and other forms of long-term compensation held by Mr. Zingale at the time of termination, with all outstanding vested stock options remaining exercisable for 7 months after the termination of Mr. Zingale’s employment.

The foregoing descriptions of Mr. Zingale’s Employment Agreement and Change of Control Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements (including any schedules and exhibits thereto), copies of which are filed as Exhibits 10.1 and 10.2 hereto and are incorporated by reference herein.

Item 7.01 Regulation FD Disclosure

On December 1, 2004, the Company issued a press release announcing the hiring of Mr. Zingale. A copy of this press release is attached as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

10.1	Employment Agreement, dated December 1, 2004, between Mercury Interactive Corporation and Anthony Zingale.

10.2	Change of Control Agreement, dated December 1, 2004, between Mercury Interactive Corporation and Anthony Zingale.

10.3	Form of Notice of Grant and Stock Option Agreement.

99.1	Press release dated December 1, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2004	MERCURY INTERACTIVE CORPORATION

	By:	/s/ Susan J. Skaer
	Name:	Susan J. Skaer
Vice President, General Counsel and Secretary